Exhibit 99

Wireline As of December 31, 2016 During the first quarter 2017, Verizon Communications Inc. (“Verizon”) reorganized the customer groups within its Wireline segment. Previously, the customer groups in the Wireline segment consisted of Mass Markets (which included Consumer Retail and Small Business subgroups), Global Enterprise and Global Wholesale. Pursuant to the reorganization, there are now four customer groups within the Wireline segment: Consumer Markets, which includes the customers previously included in Consumer Retail; Enterprise Solutions, which includes the large business customers, including multinational corporations, and federal government customers previously included in Global Enterprise; Partner Solutions, which includes the customers previously included in Global Wholesale; and Business Markets, a new customer group, which includes U.S.-based small business customers previously included in Mass Markets and U.S.-based medium business customers, state and local government customers and educational institutions previously included in Global Enterprise. As a convenience to investors, we are providing unaudited historical financial information that recasts the operating revenue results for these reorganized customer groups within the Wireline segment for each of the eight quarters ended December 31, 2016. Total Wireline segment operating revenues remain unchanged from previously reported results. As a reminder, the operating results for all periods presented herein exclude the results of Verizon’s local exchange business and related landline activities in California, Florida and Texas, which were sold to Frontier on April 1, 2016.

Verizon Communications Inc.

Wireline - Selected Financial Results

(dollars in millions)

	2015				2016
Unaudited	1Q	2Q	3Q	4Q	1Q	2Q	3Q	4Q

Operating Revenues
Consumer Markets	$3,128	$3,174	$3,168	$3,226	$3,180	$3,165	$3,174	$3,232
Enterprise Solutions	2,571	2,534	2,515	2,534	2,501	2,454	2,445	2,442
Partner Solutions	1,348	1,319	1,298	1,334	1,292	1,265	1,248	1,233
Business Markets	914	906	900	891	870	854	845	833
Other	89	80	86	79	80	85	75	72
Total Operating Revenues	8,050	8,013	7,967	8,064	7,923	7,823	7,787	7,812

Operating Expenses
Cost of services	4,785	4,704	4,695	4,632	4,644	5,107	4,440	4,428
Selling, general & administrative expense	1,838	1,813	1,770	1,835	1,770	1,617	1,693	1,505
Depreciation and amortization expense	1,647	1,695	1,611	1,590	1,576	1,562	1,498	1,465
Total Operating Expenses	8,270	8,212	8,076	8,057	7,990	8,286	7,631	7,398

Operating Income (Loss)	(220)	(199)	(109)	7	(67)	$(463)	$156	$414
Operating Income (Loss) Margin	(2.7)%	(2.5)%	(1.4)%	0.1%	(0.8)%	(5.9)%	2.0%	5.3%

Segment EBITDA	$1,427	$1,496	$1,502	$1,597	$1,509	$1,099	$1,654	$1,879
Segment EBITDA Margin	17.7%	18.7%	18.9%	19.8%	19.0%	14.0%	21.2%	24.1%

Footnotes:

The segment financial results and metrics above are adjusted to exclude the effects of non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

2